AMENDMENT TO EMPLOYMENT AGREEMENT

DEFERRED COMPENSATION AGREEMENT

WHEREAS, David A. Bell (“Executive”) and The Interpublic Group of Companies, Inc. (“Interpublic”) entered into an employment agreement as of January 18, 2005 (the “Employment Agreement”); and

WHEREAS, Section 11.01 of the Employment Agreement provides that the Employment Agreement may be amended in writing; and

WHEREAS, the Employment Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Executive and Interpublic intend that no compensation under the Employment Agreement will be subject to adverse tax consequences under the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows, effective as of January 18, 2005, except where this Agreement provides otherwise:

1.

Incorporation by Reference. All provisions of the Employment Agreement other than Section 6.06 and Article XI thereof are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Agreement or (b) paragraph 8, below, requires such provisions to be modified. Unless provided otherwise, any reference herein to this Agreement shall include the provisions of the Employment Agreement that are incorporated herein by reference.

2.	Annuity Benefit. Section 6.06 of the Employment Agreement is hereby amended to read in its entirety as follows:
a.

Annuity Contracts. Interpublic has elected to invest Five Hundred Thousand Dollars ($500,000) in each of the following annuity contracts (hereinafter referred to individually as an “Annuity Contract” and referred to collectively as the “Annuity Contracts”):

(i)	Annuity contract issued by Metropolitan Life Insurance Company, dated January 24, 2006;
(ii)	Annuity contract issued by AXA Equitable Life Insurance Company, dated February 1, 2006;
(iii)	Annuity contract issued by ReliaStar Life Insurance Company of New York, dated February 1, 2006; and

(iv)	An annuity contract to be issued by Merrill Lynch Insurance Group.

Interpublic has been at all times, and is as of the date of this Agreement, the sole applicant, owner, and beneficiary of each Annuity Contract; Executive has not had, does not have, and shall not have, any interest in any of the Annuity Contracts.

b.

Investment Direction and Guaranteed Payment Option. From time to time, Executive may give written instructions to Interpublic to direct that the assets accumulated under each Annuity Contract be invested in any manner permitted under such Annuity Contract. Following the guarantee period under each Annuity Contract, periodic payments under such Annuity Contract shall be variable, based on the investment performance of the assets accumulated under each Annuity Contract, unless:

(i)	Executive elects to receive a guaranteed minimum income benefit in accordance with the terms of such Annuity Contract, and
(ii)

Such election is filed concurrently with an election under paragraph d, below, or Interpublic and Executive agree, after consultation with counsel, that an election at a later date will not subject Executive or Interpublic to adverse federal income tax consequences.

c.

Executive’s Annuity Benefit. Interpublic shall make monthly payments to Executive commencing on (or as soon as practicable after) the Commencement Date, which shall be January 1, 2012, or such later date that Executive elects pursuant to subparagraph d, below, and continuing for the remainder of Executive’s life.

The amount of each periodic payment shall be calculated in accordance with the terms of the applicable Annuity Contract.

d.	Election to Defer Commencement. Executive may elect to defer the Commencement Date, provided that:
(i)	Any such election must be filed with Interpublic at least 12 months before the Commencement Date that is then in effect and
(ii)	The deferred Commencement Date does not occur until one or more of the following—
(A)	The date of Executive’s death,
(B)	The date Executive is determined to be “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code), or

(C)	The date that is five years after the Commencement Date in effect immediately before Executive makes such election.

For example, if the scheduled Commencement Date is January 1, 2012, any election to defer the Commencement Date must be made before January 1, 2011, and the Commencement Date that Executive elects must occur on or after January 1, 2017 (unless, before that date, Executive dies or is determined to be disabled after having elected for payments to commence upon his death or upon his becoming disabled, as applicable).

e.	Death Benefits.
(i)

Death Benefit During Spouse’s Life. If Spouse survives Executive, then following Executive’s death, Interpublic shall make monthly payments to Spouse for the remainder of Spouse’s life. Payments to Spouse under this subparagraph e shall commence on the following date:

(A)	If Executive dies before the Commencement Date, payments to Spouse shall commence on the Commencement Date in effect on the date of Executive’s death; or
(B)	If Executive dies on or after the Commencement Date, payments to Spouse shall commence on (or as soon as practicable after) the first day of the first month after Executive’s death.
(C)

If and to the extent the Annuity Contracts allow Interpublic to make investment elections after Executive’s death, Spouse shall have the right to give written instructions to Interpublic to direct that the assets accumulated under such Annuity Contracts be invested in any manner permitted thereunder.

(ii)

Death Benefit After Death of both Employee and Spouse. After the deaths of Executive and Spouse, Interpublic shall pay to the beneficiary or beneficiaries determined under subparagraph f, below, an amount equal to the death benefit (if any) payable under the Annuity Contracts. Such amount (if any) shall be paid in a lump sum as soon as practicable, and no more than [60 days], after the later of Executive’s death or Spouse’s death.

f.

Beneficiary. Executive may designate one or more beneficiaries to receive the death benefit described in subparagraph e(ii), above (if any). Such designation, and any change to such designation, must be in writing on a form prescribed by Interpublic, and must be received by Interpublic before Executive’s death; any such designation received by Interpublic after Executive’s death shall not be recognized. In the absence of an effective beneficiary designation, the amount described in subparagraph e(ii), above (if any) shall be paid to Executive’s estate; if Executive’s estate is wound up before Spouse’s death, such amount (if any) shall be paid to Spouse’s estate.

g.

Nature of Annuity Investment. If the issuer of any Annuity Contract defaults on all or part of its obligation to Interpublic under such Annuity Contract, the amount payable under this Agreement shall be reduced proportionately.

h.

No Acceleration of Payment. The payment of any amount due under this Agreement may not be accelerated into a calendar year prior to the calendar year in which such amount is then scheduled to be paid, unless (i) Interpublic and Executive agree, after consultation with counsel, that such acceleration will not subject Executive to adverse federal income tax consequences under Section 409A of the Code (including any administrative guidance thereunder) or otherwise subject either Executive or Interpublic to adverse tax consequences, and (ii) such acceleration is approved by Interpublic.

3.

Post-Termination Pay. Executive’s employment with Interpublic and its affiliates shall terminate by mutual agreement on March 17, 2006 (the “Termination Date”). Executive and Interpublic agree as follows in connection with such termination:

a.	Executive is not entitled to (and shall not receive) any payments or other benefits pursuant to Section 7.01 of the Employment Agreement;
b.	Following such termination, Interpublic shall pay to Executive an amount equal to his base salary for a period of 12 months;
c.

Interpublic shall pay the amount required by paragraph 3.b, in substantially equal semi-monthly installments following the Termination Date except that Interpublic shall make the final payment required on or before March 15, 2007 and such final payment shall be equal to the excess of (i) the total amount due to Executive pursuant to paragraph 3.b over (ii) the sum of the payments that Executive has previously made to Executive pursuant to paragraph 3.b;

d.

Except as otherwise provided by paragraph 3.e hereof, after the Termination Date until the earlier of (i) March 15, 2007, or (ii) the date Executive accepts employment with another employer, Executive shall be eligible to receive all employee benefits accorded to him prior to termination, including suitable office space, the services of an assistant, and a car and driver.

e.

Executive shall not be eligible to contribute (and shall not contribute) any compensation with respect to the period after the Termination Date under the Interpublic Savings Plan (the “401(k) Plan”) or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by Interpublic and its affiliates. On or before March 15, 2007, Interpublic shall pay to Executive an amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan, based on the matching formula in effect on the Termination Date, and determined as if Executive’s contributions to the 401(k) Plan immediately prior to the Termination Date had continued at the same percentage rate in effect on the Termination Date (subject to the limits set forth in the 401(k) Plan) until the earlier of (i) March 15, 2007, or (ii) the date Executive accepts employment with another company and as if Executive made no contributions to the 401(k) Plan thereafter.

4.

Consulting Payments. Section 7.02 of the Employment Agreement is hereby amended to provide that consulting fee payments shall not be made during the first six months after the Termination Date and that the first consulting fee payment shall be made on, or as soon as practicable after, the first day of the seventh month after the Termination Date (the “First Payment Date”). Such payment shall include (or be accompanied by) a make-up payment equal to the sum of the consulting fee payments that would have been made pursuant to Section 7.02 of the Employment Agreement before the First Payment Date if not for the six-month delay required by the preceding sentence.

5.

Taxes and Withholding. Interpublic shall be entitled to withhold from all payments and other compensation under this Agreement all taxes that Interpublic reasonably determines to be required to be withheld from such payments and other compensation. However, Executive, Spouse, and each beneficiary shall be solely responsible for paying all taxes on any compensation (including imputed compensation) and other payments provided to him or her, or on his or her behalf, under this Agreement, regardless of whether taxes are withheld.

6.

General Creditor Status. The rights of Executive, Spouse, and each beneficiary under this Agreement shall be limited to those of a general creditor of Interpublic. This Agreement shall not be construed to give Executive, Spouse, or any beneficiary any interest in any of Interpublic’s assets, including the Annuity Contracts. This Agreement does not create (or require the creation of) an escrow account or trust fund or any other form of asset segregation by Interpublic for the benefit of Executive, Spouse, or any beneficiary hereunder.

7.	No Alienation. Executive’s right to benefits under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or otherwise subject to a lien.
8.

American Jobs Creation Act of 2004. This Agreement shall be construed, administered, and interpreted in accordance with a good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004. If Interpublic or Executive determines that any provision of this Agreement is or might be inconsistent with such provisions (including any administrative guidance issued thereunder), the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to comply with such provisions. This paragraph 8 shall not be construed (a) to limit the obligations of Executive, Spouse, or any beneficiary under paragraph 5, above, or (b) to transfer to or impose on Interpublic any liability relating to taxes on compensation (including imputed compensation) or other payments under this Agreement.

9.	Entire Agreement. Article XI of the Employment Agreement (as amended by this Agreement) is hereby amended to read in its entirety as follows:

This Agreement sets forth the entire understanding between Interpublic and Executive concerning his employment by Interpublic or any of its parents, affiliates, or subsidiaries (collectively “IPG”) and supersedes any and all previous agreements between Executive and IPG concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of the amendment to this Agreement, dated March 16, 2006, and the Employment Agreement that was in effect before such amendment was executed, the terms of such amendment shall prevail. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and such amendment. Any amendment or modification to this Agreement must be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.

*       *    *

IN WITNESS WHEREOF, the parties have executed this Agreement.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: MICHAEL I. ROTH

Michael I. Roth

Chairman and Chief Executive Officer

                   David A Bell.

David A. Bell

Date: 3/16/06